Exhibit 4.3

                           REVOLVING CREDIT AGREEMENT

      This Revolving Credit Agreement (this "Agreement") is made and entered into effective as of August 30, 2005 (the "Effective Date") by and between the Lender, GCOM Consultants, Inc., a Florida corporation ("Lender"), and Security Intelligence Technologies, Inc., a Florida corporation ("Borrower").

                                    RECITALS

      WHEREAS, the Lender agrees to loan certain sums to Borrower from time to time, and Borrower wishes to borrow certain sums from the Lender, on and subject to the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Lenders and Borrower hereby, intending to be legally bound by the terms hereof, agree as follows:

      1. Certain Definitions. As used herein:

            1.1 The term "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

            1.2 The term "Credit Period" means that period of time beginning on the Effective Date and ending on September 1, 2015.

            1.3 The term "Loan Documents" means, collectively, this Agreement, the Note (as defined below) executed and delivered pursuant hereto, and any other documents executed or delivered by Borrower pursuant to this Agreement or in connection with any Loan.

            1.4 The term "Maturity Date" means that date on which the Lender declares the entire unpaid principal amount and all accrued interest on each outstanding Note immediately due and payable in full under Section 10.

            1.5 The term "Monthly Payment" means the monthly amount of $4,410.47 Borrower has agreed to pay Lender during the term of this agreement.

      2. Amount and Terms of Credit.

            2.1 Commitment to Lend. (a) Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants of Borrower set forth in this Agreement, Lender agrees to make loans of funds to Borrower during the Credit Period on a revolving basis (such loans being collectively hereinafter referred to as "Loans" and each individually as a "Loan"), in an aggregate cumulative total principal amount not to exceed six hundred eighty thousand (US $680,000.00) dollars (the "Commitment").

            2.2 Note. Borrower's indebtedness to Lender under each Loan advanced by Lender under this Agreement will be evidenced by a separate Promissory Note of Borrower in the form attached hereto as Exhibit "A" (the "Note"). The Note will provide that interest on unpaid principal will accrue at a rate equal to 7.025% per annum (calculated on the basis of a 365/66-day year) compounded annually (but in no event higher than the highest lawful rates).
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            2.3 Maturity. Loans made pursuant to this Revolving Credit Agreement shall be payable on demand.

            2.4 Prepayment. Borrower may at any time and from time to time on any Business Day prepay any Loan in whole or in part. Each prepayment will be applied as follows: (a) first, to the payment of interest accrued on all Loans outstanding, and (b) second, to the extent that the amount of such prepayment exceeds the amount of all such accrued interest, to the payment of principal on such Loan or Loans as Borrower may designate.

            2.5 Monthly Payment. Borrower has agreed to make Monthly Payments to Lender of $4,410.47 during the term of this agreement. The monthly payment will first be applied to outstanding interest, then to outstanding principal and the balance is to be considered a fee for providing this Revolving Credit Agreement.

      3. Representations and Warranties of Borrower. Borrower hereby represents and warrants to Lender that:

            3.1 Organization and Standing; Charter Documents. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as such is presently conducted and as proposed to be conducted. Borrower is duly qualified to do business as a foreign corporation in good standing in any state or jurisdiction in the United States in which it is required to be qualified to do intrastate business as the Company's business is currently conducted, except for jurisdictions in which failure to so qualify could not reasonably be expected to have a material adverse effect on the business and operations of the Company taken as a whole. True and accurate copies of the Certificate of Incorporation (the "Charter") and Bylaws of Borrower, each as amended and currently in effect, have been delivered to Lender and Lender's counsel.

            3.2 Authorization. All corporate action on the part of Borrower and its officers, directors and stockholders that is necessary for the authorization, execution, delivery and performance of each of the Loan Documents by Borrower has been taken; and each of the Loan Documents, when executed and delivered by Borrower, will constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

      4. Conditions Precedent to Initial and All Loans. The obligation of Lender to make each Loan will be subject to the satisfaction of all the following additional conditions precedent:

            4.1 No Event of Default. No event will have occurred and be continuing, and no event would result from the making of such Loan, that would constitute an Event of Default as defined herein.

            4.2 Note. Lender will have received the Note representing such Loan, executed by a duly authorized officer of Borrower.

            4.3 Representations True. All representations and warranties of Borrower contained in this Agreement or in any other Loan Documents will be true, correct and complete in all respects with the same effect as though such representations and warranties had been made on and as of the date such Loan is actually advanced (except to the extent such representations and warranties specifically relate to an earlier date, in which case they will be true, accurate and complete in all material respects as of such earlier date).

            4.4 All Agreements Performed. All agreements, obligations, conditions and covenants set forth in this Agreement and all other Loan Documents to be performed by Borrower through the date such Loan is advanced will have been duly performed and complied with in all respects.


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            4.5 No Sale Transaction. No Sale Transaction shall have occurred. A
"Sale Transaction" shall be deemed to have occurred upon the happening of any of the following events: (i) a merger or consolidation of the Borrower with or into another issuer; or (ii) the exchange or sale of all or a portion of the outstanding shares of the Borrower for securities of another issuer, or other consideration provided by such issuer or another party to such transaction; and in the case of either (i) or (ii), the Borrower's shareholders prior to the transaction, do not possess, immediately after such transaction, more than 50% of the voting power of the securities issued and outstanding of any one or more of the following: (x) the Borrower; (y) such other issuer; or (z) such other constituent party to the transaction; or a sale (other than in the ordinary course of business) of more than 90% of the Borrower's assets to a third party not an affiliate of the Borrower immediately prior to such transaction.

            4.6 As of the Closing Date, the Borrower is a fully reporting company with the class of securities registered pursuant to Section 12 (g) of the Securities and Exchange Act of 1934.

            4.7 No material adverse change in the Borrower's business or business prospects shall have occurred after the date of the most recent financial statements.

      5. Other Covenants of Borrower. Borrower hereby covenants and agrees with Lender as follows.

            5.1 Financial and Other Information and Inspection. During the Credit Period, Borrower will provide to Lender all the reports and rights described below in this Section 9.1:

                  (a) Annual Financial Information. As soon as practicable after the end of each fiscal year of Borrower, but no later than one hundred twenty
(120) days thereafter, an audited consolidated balance sheet of Borrower and its subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of Borrower and its subsidiaries for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the financial statements for the previous fiscal year, all in reasonable detail and audited and certified by independent public accountants acceptable to Lender.

                  (b) Quarterly Financial Information. As soon as practicable after the end of each fiscal quarter of Borrower, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of Borrower and its subsidiaries as at the end of such quarter and consolidated statements of income and cash flows of Borrower and its subsidiaries for each such quarter and for the fiscal year to date, prepared in accordance with generally accepted accounting principles, all in reasonable detail.

                  (c) Inspection Rights. The right to visit and inspect any of the properties of Borrower or any of its subsidiaries, and to discuss its and their affairs and finances with its and their officers, all at such reasonable times and as often as may reasonably be requested by Lender.

                  (d) Other Information. With reasonable promptness, such other information and data, including, without limitation, lists of property and accounts, budgets, agreements with insurers, forecasts, tax returns and reports, with respect to Borrower and its subsidiaries as may from time to time may be reasonably requested by Lender, and all such other information and communications (including, without limitation, notices of meetings of Borrower's shareholders) as Borrower will have supplied to its holders of any shares of its capital stock.

      6. Events of Default of Borrower.

            6.1 The occurrence of any of the following events will constitute an "Event of Default ":

                  (a) Borrower fails to pay any principal or any accrued interest under any Note or any Loan when the same is due and payable, or fails to pay any amount of principal or accrued interest due under any Note or any Loan on demand, and such failure to pay is not cured by Borrower within five (5) calendar days after Lender gives written notice of such failure to pay to Borrower;


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

                  (b) any material representation or warranty made by or on behalf of Borrower in this Agreement or in any other Loan Document, or any statement or certificate that Borrower may at any time give in writing pursuant thereto or in connection therewith is false, misleading or incomplete in any material respect when made (or deemed to have been made);

                  (c) Borrower fails or neglects to perform, keep or observe any covenant set forth in this Agreement or in any of the other Loan Documents, and the same has not been cured within ten (10) calendar days after Borrower becomes aware thereof;

                  (d) Borrower or any of its subsidiaries becomes insolvent, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver, liquidator, custodian or trustee for it or for a substantial part of its property or business, or such a receiver, liquidator, custodian or trustee otherwise is appointed and is not discharged within thirty
(30) calendar days after such appointment; or

                  (e) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors are instituted by or against Borrower or any of its subsidiaries, or any order, judgment or decree is entered against Borrower or any such subsidiary decreeing its dissolution or liquidation; provided, however, with respect to an involuntary petition in bankruptcy, such petition is not have been dismissed within thirty (30) days after the filing of such petition.

            6.2 Remedies of Lender. Upon and after the occurrence of any Event of Default or Sale Transaction, Lender will have no further obligation to make any Loan or Loans to Borrower, and in addition, at Lender's sole option by written notice to Borrower, Lender take any one or more of the following actions:

                  (a) Lender may immediately terminate the Commitment and all liabilities and obligations of Lender under this Agreement, without affecting Lender's rights under this Agreement and the Note(s);

                  (b) Lender may declare the entire principal amount of and all accrued interest on the Note(s) and all Loans to immediately be due and payable in full, whereupon such amounts will immediately become due and payable in full, provided that in the case of an Event of Default listed in paragraph (d) or (e) of Section 6.1, the principal and interest will immediately become due and payable without the requirement of any notice or other action by Lender; and

                  (c) Exercise all rights and remedies granted under the Loan Documents or otherwise available to Lender at law or in equity.

      7. Security Interest

            7.1 Security Interest. Borrower hereby grants to Lender a security interest in all of its assets ("Collateral") including, but not limited to the following: All inventory, accounts receivable, intellectual property rights (patents, copyrights, and trademarks), general intangibles, contract rights, and all products or proceeds of all the foregoing. The security interest provided for in this paragraph "7.1" is to secure the performance of all of Borrower's obligations under this Agreement. Notwithstanding the foregoing, the parties acknowledge that there currently exists a lien on some or all of the Collateral relating to Borrower's indebtedness to Ben Jamil. As a condition of this Revolving Credit Agreement Borrower will enter into a new loan agreement with Ben Jamil which subordinates Borrower's indebtedness to Jamil to this Revolving Credit Agreement.

      8. Miscellaneous.

            8.1 Survival. The representations and warranties of Borrower contained in or made pursuant to this Agreement and all the other Loan Documents will survive the execution and delivery of the Loan Documents.


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

            8.2 Entire Agreement. This Agreement, the Note, and the exhibits and schedules attached hereto constitute the entire agreement and understanding among the parties with respect to the subject matter thereof and supersede any prior understandings or agreements of the parties with respect to such subject matter.

            8.3 Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign or delegate any of its rights or obligations hereunder or under any other Loan Document or any interest herein or therein without the other party's prior written consent.

            8.4 No Third Party Beneficiaries; Construction. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement and its exhibits are the result of negotiations between the parties and has been reviewed by each party hereto; accordingly, this Agreement will be deemed to be the product of the parties hereto, and no ambiguity will be construed in favor of or against any party.

            8.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York as applied to agreements entered into solely between residents of, and to be performed entirely in, such State, without reference to that body of law relating to conflicts of law or choice of law.

            8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed in original, but all of which together will constitute one and the same instrument.

            8.7 Notices. Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex; or three (3) days following deposit with the United States Post Office, by certified or registered mail, postage prepaid, addressed:

            To Borrower:

            Security Intelligence Technologies, Inc.
            145 Hugenot Street
            New Rochelle, New York 10801
            Fax: 914-654-1302
            Attention: Chief Executive Officer

            To Lender:

            GCOM Consultants, Inc.
            C/O Marsha Jamil
            35 Saxonwood Road
            White Plains, NY 10605

To The Address Set Forth In The Signature Page Hereto or at such other address as such party may specify by written notice given in accordance with this Section.

            8.8 Modification; Waiver. This Agreement may be modified or amended only by a writing signed by both parties hereto. No waiver or consent with respect to this Agreement will be binding unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between Borrower and Lender will operate as a waiver or modification of any party's rights under this Agreement or any other Loan Document. No delay or failure on the part of either party in exercising any right or remedy under this Agreement or any other Loan Document will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.


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

            8.9 Rights and Remedies Cumulative. The rights and remedies of Lender herein provided will be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

            8.10 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

            8.11 Attorneys' Fees. If any party hereto commences or maintains any action at law or in equity (including counterclaims or cross-complaints) against the other party hereto by reason of the breach or claimed breach of any term or provision of this Agreement or any other Loan Document, then the prevailing party in said action will be entitled to recover its reasonable attorney's fees and court costs incurred therein.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

GCom Consultants, Inc.                  Security Intelligence Technologies, Inc.


/s/ Marsha Jamil                        /s/ Chris R. Decker
            By:  Marsha Jamil           By:  Chris R. Decker
Title:  President                       Title:  Chief Financial Officer

                            REVOLVING PROMISSORY NOTE

      This Revolving Promissory Note (this "Note") is made and delivered pursuant to that certain Revolving Credit Agreement dated as of August 30, 2005 between Borrower and Lender (as such terms are defined below), as such may be amended from time to time (the "Credit Agreement"). Unless otherwise defined herein, all capitalized terms used in this Note shall have the same meanings that are given to such terms in the Credit Agreement, the terms of which are incorporated into this Note by reference.


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

      1. Obligation. FOR VALUE RECEIVED, the undersigned, Security Intelligence Technologies, Inc., a Florida corporation ("Borrower") hereby promises to pay to the order of GCOM Consulting, Inc., a Florida corporation ("Lender" or "Holder") on or demand (the "Maturity Date"), at Lender's principal place of business at c/o Marsha Jamil, 35 Saxonwood Road, White Plains, NY 10605, or at such other place as Holder may direct, the principal sum of Six Hundred Eighty Thousand ($680,000.00) Dollars or so much thereof as may be advanced and outstanding, together with all interest accrued on unpaid principal, to be computed on each advance of a Loan from the date of its disbursement to Borrower, at a rate equal to 7.025% per annum (calculated on the basis of a 365/66-day year), compounded annually. As used herein, the term "Holder" shall initially mean Lender, and shall subsequently mean each person or entity to whom this Note is duly assigned. The outstanding unpaid principal balance of this Note at any time shall be the total principal amounts advanced hereunder by Holder less the amounts of payments of principal made hereon by Borrower, which balance may be endorsed hereon from time to time by Holder in accordance with Section 2. Payments of interest on this Note shall be payable on a quarterly basis, on the last business day of each calendar quarter.

      2. Recording of Loans and Payments. Holder is authorized to record on Schedule A hereto, and on any continuation(s) of such Schedule that may be attached to this Note: (a) the date and principal amount of each Loan advanced by Lender under the Credit Agreement; and (b) the date and amount of each payment or prepayment of principal and/or accrued interest of any Loan; which recordation will constitute prima facie evidence of the accuracy of the information so endorsed on Schedule A; provided however, that any failure to record such information on such Schedule or continuation thereof will not in any manner affect the obligations of Borrower to make payments of principal and interest in accordance with the terms of this Note. Holder will promptly provide Borrower with a copy of each recordation made by Holder on Schedule A attached hereto.

      3. Prepayment. Subject Prepayment of unpaid principal and/or interest due under this Note may be made at any time without penalty as specified in the Credit Agreement. Unless otherwise agreed in writing by Holder, all payments will be made in lawful tender of the United States and will be applied (a) first, to the payment of accrued interest, and (b) second, (to the extent that the amount of such prepayment exceeds the amount of all such accrued interest), to the payment of principal.

      4. Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder. Except as provided below with respect to waivers by Borrower, no waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No course of dealing between Borrower and Holder will operate as a waiver or modification of any party's rights or obligations under this Note. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

      5. Waivers of Borrower. Borrower hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence. This Note may be amended only by a writing executed by Borrower and Holder.

      6. Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of New York as applied to agreements between residents thereof to be performed entirely within such State, without reference to that body of law relating to conflict of laws or choice of law.

      7. Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

      8. Jurisdiction; Venue. Borrower, by its execution of this Note, hereby irrevocably submits to the in personam jurisdiction of the state courts of the State of New York and of the United States District Court for the Southern District of New York that are located in New York, New York, for the purpose of any suit, action or other proceeding arising out of or based upon this Note.


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      9. Attorneys' Fees. If suit is brought for collection of this Note,
Borrower agrees to pay all reasonable expenses, including attorneys' fees, incurred by Holder in connection therewith whether or not such suit is prosecuted to judgment.

      10. Assignment. This Note is not assignable by Holder without the written consent of Borrower. This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, merger or otherwise.

      11. Credit Agreement. This Note incorporates by reference all the provisions of the Credit Agreement, including but not limited to all provisions contained therein with respect to Events of Default, waivers, remedies and covenants, Conversion Rights, and the description of the benefits, rights and obligations of each of Borrower and Holder under the Credit Agreement.

      IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first above written.

                                        BORROWER

                                        SECURITY INTELLIGENCE TECHNOLOGIES, INC.


                                        /s/ Chris R. Decker
                                        ----------------------------------------
                                        By:  Chris R. Decker
                                        Title:  Chief Financial Officer


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